EXHIBIT 3.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the use of our reports dated November 29, 2006 relating to the financial statements of Royal Bank of Canada and management’s report on internal control over financial reporting appearing in this Annual Report on Form 40-F of Royal Bank of Canada for the year ended October 31, 2006.
/s/ Deliotte & Touche LLP
Independent Registered Chartered Accountants

Toronto, Ontario

November 30, 2006